UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS

                           Under Section 12(b) or (g)
                     of the Securities Exchange Act of 1934

                           CAN-EX MINERALS CORPORATION
                 ----------------------------------------------
                 (Name of Small Business Issuer in its Charter)


          Nevada                                             84-1485618
----------------------------                             ------------------
(State of other jurisdiction                              (I.R.S. Employer
of incorporation or                                      Identification No.)
organization)


 6395 Blazing Star Drive - Colorado Springs, Colorado                 80922
 ----------------------------------------------------               ----------
(Address of principal executive offices)                            (Zip Code)


Issuer's Telephone number: (719) 380-9862
                           --------------

Securities to be registered pursuant to Section 12(b) of the Act:  None


Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, Par Value $0.001 Per Share
                    ----------------------------------------
                                (Title of Class)

PART I
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ITEM 1.  DESCRIPTION OF BUSINESS
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(a)      Business Development

         Can-Ex Minerals Corporation (the "Company" or the "Registrant" ) is a Nevada corporation which was originally incorporated on December 15, 1997. The Company was authorized to issue an aggregate of 50,000,000 shares of capital stock with a par value of $0.001 per share.

         As of March 31, 1998, 11,422,000 shares of the Company's authorized shares of common stock were issued and outstanding.

         To management's knowledge, the Company has not been subject to bankruptcy, receivership or any similar proceedings.

         The Company maintains offices at 6395 Blazing Star Drive, Colorado Springs, Colorado 80922.

(b)      Business of the Issuer

         Since its inception, the Company has operated in a development stage. The Company was established to engage in the acquisition, exploration and development of natural resource properties. The Company's main area of interest is in the Republic of Chile where it has staked certain mineral claims more fully described below.

         Acquisition of Minerals Claims. In a Purchase Agreement dated May 26, 1998 between Garth Johnson and the Company, it was agreed that the Company would acquire from Mr. Johnson 600 hectares of mineral claims on the salt flats known as Piedra Parada Salar and more specifically described as the Constelacion Duo and Constelacion Cuatro for the following consideration:

                  a. The Company will pay Johnson the cost of staking and recording of the claims the sum of $85,000 by no later than June 30, 1998;

                  b. The Company has granted Johnson a 3% net smelter royalty which the Company can buy from Johnson for the sum of $2,000,000 at any time prior to or during production of the claims and all royalty payments shall apply to reduce the $2,000,000 purchase price of the net smelter royalty; and

                  c. The Company agreed to issue to Johnson 800,000 shares of the Company's capital stock, having the equivalent market value of $500,000, of which 150,000 shares will be free trading and 650,000 shares will be restricted under Rule 144 and subject to a Pooling Agreement.

         In consideration for the above, Johnson agreed to:

                  i. Commence and complete staking, site engineering, the Mensura, being the equivalent to a legal survey, and filing the inscription of Mensura in the Conservator of Mines for Chile and will negotiate on behalf of the Company the balance of 50% of the Constelacion Group held by a third party known personally to Johnson which will give the Company 98% of the Constelacion claim block (Con 1-4) for an area of approximately 1200 hectares.;

                  ii. Transfer title to the claims within 60 days of receiving the final cash payment towards the staking and recording of the claims;

                  iii. Assist the Company and its engineers by providing assistance and any and all geological and engineering documents, including, but not limited to maps, reports, assays, studies available on the claims or their surrounding area; and

                  iv. Immediately enter into a Pooling Agreement with the Company regarding the 650,000 shares issued to him out of the 800,000 shares noted above.

         Description of the Mineral Claims, the Republic of Chile and Geological Structures. The mineral claims cover a portion of an enclosed evaporated body or salt flat known as the Piedra Parada Salar, and total approximately 3,500 acres in the Republic of Chile.

         Chile is located on the west coast of southern South America, bordered by the Pacific Ocean on the west, Argentina and Bolivia on the east and Peru on the north. Chile covers a geographical area slightly larger than the State of Texas. The average width from east to west is only 110 miles, but the north-south dimension of 2,650 miles is equivalent to the distance between Washington, DC and the US West Coast.

         The Company's mineral claims are located in Region 3 of Chile which is largely a mining region. This area produced almost $2,000,000,000 worth of exported mineral products in 1995. Most of the world's largest mining companies have operations or exploration offices located in this region.

         The actual claims held in trust for the Company by its President, Grant Dion, are part of the Constelacion Group, being the Constelacion Dos and Constelacion Cuatro and form the majority of the assets of the Company. The claims consist of two contiguous mineral properties covering an area of 600 hectares. The Salar, where the Company's property is located, is centered in a drainage basin covering about 200 miles of land area, and receives water inflows in the form of local runoff and from thermal springs which enter the Salar at the margins. This area was anciently the lowest area of the drainage basin and thus received the influx of mineral and erosional products. Due to local and regional block-faulting, some of the area has been uplifted some 30 to 35 feet above the portion of the Salars to the west. The uplifting has exposed a series of horizontal beds which contain a number of minerals. The Piedra Parada claims cover this uplifted area. The southern portion of the mineral reserves are more exposed to the prevailing northwesterly winds, which have subsequently carved the uplifted horizontal beds into low scraps and terraces reminiscent of dunelike formations.

         The mineral reserves were uplifted in the eastern portion of the Salar due to local block-faulting and consist of layered beds composed largely of gypsum interbedded with silt-stone, sandstone and iron minerals.

         In general, the dynamics of Salars and other evaporate bodies are poorly researched and understood. Recent development of the large lithium and potassium reserves at the Salar de Atacama in Chile's Region 11 has spawned new studies which help to shed some light on the geologic formation and development of the Salars. In most Salars, the rate of water evaporation is much greater than the rate of replenishment, causing the water-borne minerals and salts to deposit out of solution as the water evaporates. Studies done by CORFO and Foote Minerals suggest that the evaporation rates in this area of Chile are among the highest in the world. This is due to the high degree of solar radiation at these high altitudes and the general lack of cloud cover for most of the year. Most of the Salars have large surface areas compared to the amount of water inflow, so as is the case with Piedra Parada, most of the Salar is covered with no more than maybe a foot or so of water, even during spring runoff. Another factor is the constant afternoon windy condition, where winds often average 20 to 30 miles per hour.

         Location and Access. The Piedra Parada mineral claims are located in NorthCentral Chile along the border with Argentina in a remote area of Region 3. The claims lie at a mean elevation of 13,000 feet, surrounded by hills and peaks ranging from 1,000 to 5,000 feet above the level of the mineral properties. The properties are located approximately 120 kilometers east of the city of El Salvador and are accessible by following the road from El Salvador to La Ola for a distance of about 70 kilometers, then turning east for the remainder of the distance, most of which is traversed along a combination of unimproved dirt road and trail.

         Historical Background of Region 3. Although not founded until mid-1740, Copiapo, the capital of Region 3 and the largest city therein, was actually the site of the first camps of the Spaniards who entered Chile from Peru beginning in 1536 and subsequently served as a way station for the Spanish Conquistadors traveling from Lima to Santiago. Although Copiapo's mining roots go back hundreds of years, it was not until 1832 that mining became a dominant economic force. In that year, a huge silver strike was found about 40 miles south of Chanarcillo and the first large commercial mining operation in Chile was initiated. Chanarcillo would eventually become the world's third largest silver producer, netting sales through the 1870's of more than $200,000,000 in silver bullion, which adjusted for inflation is equivalent to several billion dollars today.

         Although the mine began to play out in the 1880's, a number of miners stayed in the area to work other subsequent strikes of gold and silver. A number of small copper operations were initiated prior to the turn of the century in the area, the most notable being the mines and smelter at Canto de Agua and Cerro Blanco, located about 60 miles south of Copiapo. The crude smelters produced a copper dore containing 4 to 5 lb. Per ton of gold and silver. The dore was shipped to the US buyers, principally Asarco, for further refining.

         Towards the end of World War I, an American company known as Andes Copper Company began exploration and development of a large porphyry copper deposit located about 100 miles northeast of Copiapo near what is today known as Potrerillos. Port facilities were built in Chanaral and an open pit mine engineered along with facilities for ore processing and smelting. A railroad was subsequently added for transporting smelted copper to port. This was one of the first major construction projects undertaken in the world following construction of the Panama Canal in 1914 and initiation of the hostilities of World War I the same year. The scale of the mining project at Potrerillos, its relative remoteness and lack of infrastructure made this one of the great engineering feats in mining history and is a credit to the "can do" attitude of American engineering in its infancy.

         During the 1950's, a number of small copper projects were started in the region due in large part to strong copper prices prevalent during the decade. Many of these projects remain in operation today and include the operations of Sali Hochschild, San Rafael, San Jose and others. These projects have expanded and contracted along with the world market conditions over the last 40 years.

         The Chilean government agency, Enami or Empresa Nacional de Mineria, constructed a smelter and refinery during the latter part of the 1950"s at Paipote some five miles south of Copiapo to handle production of copper and gold concentrates from small and medium size producers, and to encourage development of other small mining operations. Today, Enami buys from dozens of small mills and producers, some of which may produce only a few kilos a day of mineralized concentrates. In addition, Enami built concentrating plants at El Salado, north of Copiapo, and at Domeyko, located in the southern portion of the region to help foment mineral production from small and medium sized mining operations.

         Declining copper prices during the 1970's and early 1980's put the Copiapo area in a prolonged recession. In 1983, as part of an overall economic reform, Chile adopted a new mining law which gave ownership guarantees to foreign companies and projects. By 1985, a number of the world's foremost mining companies were active in the region, exploring and developing different projects. More than $1,000,000,000 has been spent in the last decade in the Copiapo area by international mining companies developing a variety of mineral prospects.

         In 1955, Region 3 produced some $1,900,000,000 worth of mineral commodities, almost all of which was exported to offshore buyers in Japan, Europe and the United States. Of this amount, about 60% of $1,200,000,000 was copper. About one-half of the copper is refined in the region at the smelters located at Potrerillos and Paipote. The balance is exported as concentrates. The remaining metal exports are as follows:

                  Gold              $450,000,000
                  Silver            $140,000,000
                  Iron              $120,000,000

Metal and mineral concentrates are mostly exported form the ports of Chanaral and Caldera while the iron ore is largely exported form the port of Huasco located in the southern portion of Region 3.

         Mineralization on or near the Constelacion Dos and Constelacion Cuatro. Precious metals appear to be largely confined and associated with iron mineralization which occurs above ground in two distinct beds totaling some 1.5 meters in depth. Based on preliminary assays of the mineral unites, gold and silver values in the iron beds, allowing a dilution during mining, have been extrapolated at 1.44 g/ton gold and 1.6 oz./ton silver. Other tests indicate additional values of gold contained as tellurides averaging 0.51 oz/ton over the entire 10 meter thickness of the exposed reserves. It is not known how much, if any, of these tellurides can be recovered for processing. Recovery of any portion of these telluride values would enhance project economics tremendously. Even without the tellurides, reserves of the iron ore beds when combined with a dilution factor of one meter total more than 31,000,000 metric tons, sufficient to support a processing operation of 11,500 metric tons per day for a period of nine years, including construction and start-up. At that rate of production, the project would produce about 175,000 troy ounces of gold per year, and more than 6,000,000 ounces of silver. At current market prices, the precious metals would bring income to the project in excess of $90,000,000 per year, factored at 90% to allow for refinery charges and marketing costs.

(1)      Principal Products

         As stated above, the Company will be involved in the exploration and development of its claims for the precious metals contained therein. None of the Company's properties contain a known body of commercial ore and, therefore, any program conducted on such properties would be an exploratory search of ore. There is no certainty that the exploration of the properties will result in discoveries of commercially mineable quantities of ore. Most exploration projects do not result in the discovery of commercially mineable deposits of ore.

(2)      Status of Publicly Announced New Products or Services

         The Company has not made any public announcements regarding its products or services.

(3)      Competition

         The Company faces well-established and well-funded competition. The exploration and development of mining properties is highly competitive. There are many well-established, well-funded successful corporations with financial resources greatly in excess of that available to the Company. Management is confident that the Company will be able to compete effectively on the basis of the potential precious metal reserves on the Company's claims.

         The mineral industry is intensely competitive and the Company competes with other companies that have greater resources.

(4)      Risks Associated With Mining Exploration and Development

         Mining operations generally involve a high degree of risk. Hazards such as unusual or unexpected formations and other conditions are involved. The
Company may become subject to liability for pollution, cave-ins or hazards against which it cannot ensure or which it may not elect to ensure. The payment of such liabilities may have a material adverse effect on the Company's financial position.

         Resource exploration and development is a speculative business, marked by a number of significant risks including, among other things, unprofitable effort resulting not only from the failure to discover mineral deposits but from finding mineral deposits which, though present, are insufficient in size or grade to return a profit from production. The marketability of any minerals acquired or discovered may be affected by numerous factors which are beyond its control and which cannot be accurately predicted, such as market fluctuations, the proximity and capacity of milling facilities, mineral markets and processing equipment, and such other factors as government regulations, including regulations relating to royalties, allowable production, importing and exporting of minerals and environmental protection.

(5)      Title to Properties

         While the Company has obtained the usual industry standard title reports with respect to its properties, this should not be construed as a guarantee of title. The properties may be subject to prior unregistered agreements and title may be affected by undetected defects. Certain of the claims may be under dispute and resolutions of a dispute may result in the loss of some or all of such claims or a reduction in the Company's interest therein.

         None of the Company's properties have been surveyed and, accordingly, the precise location of the boundaries of the claims and ownership of mineral rights on specific tracts of land comprising the claims may be in doubt.

(6) Governmental Approval, Effect of Governmental Regulation and Costs and Effects of Compliance with Environmental Laws

         Prior to commencing mining operations on any of its properties, the Company must meet certain stringent environmental requirements. Compliance with these requirements may prove to be difficult and expensive.

         The Republic of Chile maintains a regulatory structure to address environmental issues, including mining operations, tailings, water and airborne emissions. The Chilean government enacted an environmental framework law in 1994. All regulations pertinent to the environmental framework law will be adopted and strictly adhered to by the Company. Regulations have not been published regarding environmental impact statements. The costs associated with compliance of these laws cannot be accurately assessed until the complete regulation program has been disseminated and implemented. However, based on current available information, as it relates to the applicable regulations, the Company anticipates the application regulations will not materially affect operations in Chile.

(7)      Employees

         The officers and directors who are identified below are the significant employees of the Company. The Company has no other employees.

(c)      Reports to Security Holders

         Prior to filing this Form 10-SB, the Company has not been required to deliver annual reports. To the extent that the Company is required to deliver annual reports to security holders through its status as a reporting company, the Company shall deliver annual reports. Also, to the extent the Company is required to deliver annual reports by the rules or regulations of any exchange upon which the Company's shares are traded, the Company shall deliver annual reports. If the Company is not required to deliver annual reports, the Company will not go the expense of producing and delivering such reports. If the Company is required to deliver annual reports, they will contain audited financial statements as required.

         Prior to the filing of this Form 10-SB, the Company has not filed reports with the Securities and Exchange Commission. Once the Company becomes a reporting company, management anticipates that Forms 3, 4, 5, 10K-SB, 10Q-SB, 8-K and Schedules 13D along with appropriate proxy materials will have to be filed as they come due. If the Company issues additional shares, the Company may file additional registration statements for those shares.

         The public may read and copy any materials the Company files with the Securities and Exchange Commission at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by call the Commission at 1-800-SEC- 0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The Internet address of the Commission's site is (http://www.sec.gov).

(d)      Year 2000 Disclosure

         The Company does not anticipate any problem in dealing with computer entries in the year 2000 or thereafter, with any computers currently used at any of their facilities. All of the Company's computer systems are new and have been year 2000 compliant from their acquisition. The Company keeps current with all updates and revisions with all software the Company currently use. It is anticipated that the software updates reflect required revisions to accommodate transactions in the year 2000 and thereafter. Though it is not anticipated that the Company will have a problem at the turn of the century, the Company intends to coordinate the resolution of any year 2000 problems with the vendors of the software the Company utilizes.

         The Company presently uses Pentium Class computers with the latest software, i.e., Window 98, Office 97. These products are Y2K compliant. The Company does not use any industry specific software, but if the Company does acquire such in the future, management will make certain that all software isY2K compliant.



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ITEM 2.  MANAGEMENT'S  DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF
         OPERATION

--------------------------------------------------------------------------------

         The Company has not received revenues from operation during the two-year period immediately preceding the filing of this Form 10-SB.

Plan of Operation

         During the next twelve months, the Company intends to continue its exploration on the Consellation Dos and Cuatro claims located in the Piedra Parada Solar. The Solar is located in the Chilean Andes near the Argentine border.

         The Company's exploration plans during the next twelve months involve physical sampling of the properties and analysis of those samples. The Company has implemented a hand-auger drill sample program for sampling of the ores on the Constellation Dos and Cuatro claims. The Company intends to continue its sampling program during 1999.

         Once the Company's sampling program has been completed, the Company will compile and analyze the sampling data in order to deliniate the grade and content of the minerals present in the Solar basin. Based on the results of that analysis, the Company will develop and implement plans/operatoins on the Solar.

         The Company has limited cash available for its operations during the next twelve months and no sources of revenue to meet its cash flow needs. Operations will either be funded through the private placement of the Company's equity securities or through long-term financing arrangements management is attempting to obtain.

         The only present source of funds available to the Company is through the sale of equity shares, advances from the directors and officers or obtaining funds through bank financing. Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct further exploration that may be necessary to determine whether or not a commercially mineable deposit exists on any of its properties. While additional working capital may be generated through the operation, development, sale or possible joint venturing of properties, there is no assurance that any such funds will be available.

         The Company's future success is based upon a business plan for the next twelve months which involves a high degree of risk and as the Company's financial statements indicate, management recognizes that if it is unable to raise additional capital that the Company cannot operate and will not be able to complete its plan of operations for the next twelve months.

--------------------------------------------------------------------------------

ITEM 3.  DESCRIPTION OF PROPERTY

--------------------------------------------------------------------------------

(a) Principal Plants and Property and Description of Real Estate and Operating Data.

         Acquisition of Minerals Claims. In a Purchase Agreement dated May 26, 1998 between Garth Johnson and the Company, it was agreed that the Company would acquire from Mr. Johnson 600 hectares of mineral claims on the sale flats known as Piedra Parada Salar and more specifically described as the Constelacion Duo and Constelacion Cuatro for the following consideration:

                  a. The Company will pay Johnson the cost of staking and recording of the claims the sum of $85,000 by no later than June 30, 1998;

                  b. The Company has granted Johnson a 3% net smelter royalty which the Company can buy from Johnson for the sum of $2,000,000 at any time prior to or during production of the claims and all royalty payments shall apply to reduce the $2,000,000 purchase price of the net smelter royalty; and

                  c. The Company agreed to issue to Johnson 800,000 shares of the Company's capital stock, having the equivalent market value of $500,000, of which 150,000 shares will be free trading and 650,000 shares will be restricted under Rule 144 and subject to a Pooling Agreement.

         In consideration for the above, Johnson agreed to:

                  i. Commence and complete staking, site engineering, the Mensura, being the equivalent to a legal survey, and filing the inscription of Mensura in the Conservator of Mines for Chile and will negotiate on behalf of the Company the balance of 50% of the Constelacion Group held by a third party known personally to Johnson which will give the Company 98% of the Constelacion claim block (Con 1-4) for an area of approximately 1200 hectares.;

                  ii. Transfer title to the claims within 60 days of receiving the final cash payment towards the staking and recording of the claims;

                  iii. Assist the Company and its engineers by providing assistance and any and all geological and engineering documents, including, but not limited to maps, reports, assays, studies available on the claims or their surrounding area; and

                  iv. Immediately enter into a Pooling Agreement with the Company regarding the 650,000 shares issued to him out of the 800,000 shares noted above.

         Description of the Mineral Claims, the Republic of Chile and Geological Structures. The mineral claims cover a portion of an enclosed evaporated body or salt flat known as the Piedra Parada Salar, and total approximately 3,500 acres in the Republic of Chile.

         Chile is located on the west coast of southern South America, bordered by the Pacific Ocean on the west, Argentina and Bolivia on the east and Peru on the north. Chile covers a geographical area slightly larger than the State of Texas. The average width from east to west is only 110 miles, but the north-south dimension of 2,650 miles is equivalent to the distance between Washington, DC and the US West Coast.

         The Company's mineral claims are located in Region 3 of Chile which is largely a mining region. This area produced almost $2,000,000,000 worth of exported mineral products in 1995. Most of the world's largest mining companies have operations or exploration offices located in this region.

         The actual claims held in trust for the Company by its President, Grant Dion, are part of the Constelacion Group, being the Constelacion Dos and Constelacion Cuatro and form the majority of the assets of the Company. The claims consist of two contiguous mineral properties covering an area of 600 hectares. The Salar, where the Company's property is located, is centered in a drainage basin covering about 200 miles of land area, and receives water inflows in the form of local runoff and from thermal springs which enter the Salar at the margins. This area was anciently the lowest area of the drainage basin and thus received the influx of mineral and erosional products. Due to local and regional block-faulting, some of the area has been uplifted some 30 to 35 feet above the portion of the Salars to the west. The uplifting has exposed a series of horizontal beds which contain a number of minerals. The Piedra Parada claims cover this uplifted area. The southern portion of the mineral reserves are more exposed to the prevailing northwesterly winds, which have subsequently carved the uplifted horizontal beds into low scraps and terraces reminiscent of dunelike formations.

         The mineral reserves were uplifted in the eastern portion of the Solar due to local block-faulting and consist of layered beds composed largely of gypsum interbedded with silt-stone, sandstone and iron minerals.

         Location and Access. The Piedra Parada mineral claims are located in NorthCentral Chile along the border with Argentina in a remote area of Region 3. The claims lie at a mean elevation of 13,000 feet, surrounded by hills and peaks ranging from 1,000 to 5,000 feet above the level of the mineral properties. The properties are located approximately 120 kilometers east of the city of El Salvador and are accessible by following the road from El Salvador to La Ola for a distance of about 70 kilometers, then turning east for the remainder of the distance, most of which is traversed along a combination of unimproved dirt road and trail.

         Mineralization on or near the Constelacion Dos and Constelacion Cuatro. Precious metals appear to be largely confined and associated with iron mineralization which occurs above ground in two distinct beds totaling some 1.5 meters in depth. Based on preliminary assays of the mineral unites, gold and silver values in the iron beds, allowing a dilution during mining, have been extrapolated at 1.44 g/ton gold and 1.6 oz./ton silver. Other tests indicate additional values of gold contained as tellurides averaging 0.51 oz/ton over the entire 10 meter thickness of the exposed reserves. It is not known how much, if any, of these tellurides can be recovered for processing. Recovery of any portion of these telluride values would enhance project economics tremendously. Even without the tellurides, reserves of the iron ore beds when combined with a dilution factor of one meter total more than 31,000,000 metric tons, sufficient to support a processing operation of 11,500 metric tons per day for a period of nine years, including construction and start-up. At that rate of production, the project would produce about 175,000 troy ounces of gold per year, and more than 6,000,000 ounces of silver. At current market prices, the precious metals would bring income to the project in excess of $90,000,000 per year, factored at 90% to allow for refinery charges and marketing costs.

(b)      Investment Policies

         The Company's plan of operations is focused on the continued development and exploration of its properties described in Item 1. Accordingly, the Company has no particular policy regarding each of the following types of investments:

         1.       Investments in real estate or interest in real estate;

         2.       Investments in real estate mortgages; or

         3. Securities of or interests in persons primarily engaged in real estate activities.

--------------------------------------------------------------------------------

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

--------------------------------------------------------------------------------


(a)      Security Ownership of Certain beneficial Owners:

         The following information sets forth certain information as of March 31, 1999 about each person who is known to the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock:


                  (2)
(1)         Name and Address                         (3)                 (4)
Title       of Beneficial                    Amount and Nature of     Percent of
of Class    Owner                            Beneficial Ownership       Class
--------    ------------------------------   --------------------    -----------
Common      RFC International Corp1               4,000,000              35%
            Attn: Grant Dion
            6395 Blazing Star Drive
            Colorado Springs, CO 80922

Common      Garth Johnson                           800,000               7%
            7645 Cambie Street
            Vancouver, B.C. CANADA V6P 3H8








-----------------------
         1These shares are held in the name of RFC International Corp., a company owned and controlled by Grant Dion, President of the Company. The 4,000,000 shares have been deemed to be Rule 144 stock and are, therefore, restricted from trading and any such trading will be in conformity with the Exchange Act.

(b)      Security Ownership of Management:

                  (2)
(1)         Name and Address                         (3)                  (4)
Title       of Beneficial                   Amount and Nature of      Percent of
of Class    Owner                           Beneficial Ownership        Class
--------    ------------------------------   --------------------    -----------
Common      Grant N. Dion                        4,000,000(2)            35%
            6395 Blazing Star Drive
            Colorado Springs, CO   80922

Common      Terry W. Mueller                       515,000(3)           4.38%
            672 English Bluff Road
            Delta, B.C. CANADA V4M 3N4

            All Directors and                    4,500,000               40%
            Officers as a Group

(c)      Changes in Control:

         There is no arrangement which may result in a change in control.


--------------------------------------------------------------------------------

ITEM 5.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

--------------------------------------------------------------------------------


(a)  Directors and Executive Officers

         As of March 31, 1999, the directors and executive officers of the Company, their ages, positions in the Company, the dates of their initial election or appointment as director or executive officer, and the expiration of the terms as directors are as follows:

-----------------------

         2 These shares are held in the name of RFC International Corp., a company owned and controlled by Grant Dion, President of the Company.

         3 Of this amount, 5,000 shares are owned by Margaret Mueller, Terry Mueller's wife; 5,000 shares are owned by Karen Mueller, Terry Mueller's daughter; 2,500 shares are owned by Jason Mueller, Terry Mueller's son; and 2,500 shares are owned by Davie Mueller, Terry Mueller's son.

Name                   Age      Position               Officer/Director*
----                   ---      --------               -----------------

Grant N. Dion          35       President             12-15-97  to present
                                and Director

William Larry Owen     79       Secretary and         12-15-97 to present
                                Director

Terry W. Mueller       57       Director              12-15-97 to present

*The Company's directors are elected at the annual meeting of stockholders and hold office until their successors are elected and qualified. The Company's officers are appointed annually by the Board of Directors and serve at the pleasure of the Board.

(b)      Business Experience:

         Grant N. Dion, age 35, is the President and a Director of Can-Ex Minerals Corporation. Mr. Dion received a Bachelor of Science and Marketing degree from the University of Denver. From August of 1998 to January 1999, Mr. Dion has been the exclusive marketing agent for all custom homes built by Willis Homes, Inc. From 1992 to the present, he has been the Marketing Director for NHBR/Information Advantage. From Sept. Of 1991 to May of 1992 salesman for Prudential Insurance. From December of 1990 to September of 1991, he worked for Security Mutual Life where he obtained extensive knowledge of pension plans, variable benefits packages, insurance and tax laws as they related to the IRS. From January of 1990 to November of 1990, he performed health benefits and retirement pension plan analysis and sales. While attending college, Mr. Dion spent his summers staking mineral claims, taking soil samples and doing general prospecting work in a wide range of geological areas from the Northwest Territories in Canada, placer operations in the B.C. Interior, Lode claims in Oregon and operations in the Mojave Desert. He played two years for the Edmonton Oilers, a professional hockey team.

         William Larry Owen, age 79, is the Secretary and a Director of Can-Ex Minerals Corporation. Mr. Owen graduated with a B.A. degree from George Pepperdine College in 1947 and received a M.A. degree in Education from the University of Southern California and completed 95% of his Doctorate in Education. He edited the Shemya Daily News through out his Army career of four years. From 1948 to 1950 taught in the Norwalk City School system. In 1950 and 1951 was VicePrincipal in the Norwalk City School system. From 1951 to 1959 was Principal in the Norwalk-La Marida City School system. In 1967 he discovered one of British Columbia's largest Jade deposits. In 1981 and 1982 he was President of Great Central ;Mines. In 1982 and 1983 was President of International Phasor Telecom. From 1986 to 1988 was a principal of Rockford Technologies Corp. From 1989 to the present, he has been President of Rhombic Corporation.

         Terry W. Mueller, age 57, is a Director of Can-Ex Minerals Corporation. Mr. Mueller's education includes attendance at Vancouver Vocation Institute in Electronics, Chicago Vocational Institute of Vancouver in Drafting and British Columbia Institute of Technology in Electro-Mechanics. From 1969 through 1977 he was a Delta Cable Television Co. Ltd. Technician. From 1977 to the present, he has been President of Inglewood Construction Limited, general contractor, high end residential construction.

 (c)     Directors of Other Reporting Companies:

         None of the directors are directors of other reporting companies.

(d)      Employees:

         The officers and directors who are identified above are the significant employees of the Company.

(e)      Family Relationships:

         There are no family relationships between the officers and/or directors of the Company.

(f)      Involvement in Certain Legal Proceedings:

         None of the officers and directors of the Company have been involved in the past five (5) years in any of the following:

         (1)      Bankruptcy proceedings;

         (2) Subject to criminal proceedings or convicted of a criminal act;

         (3) Subject to any order, judgment or decree entered by any Court for violating any laws relating to business, securities or banking activities; or

         (4) Subject to any order for violation of federal or state securities laws or commodities laws.


---------------------------------------------------------------------------

ITEM 6.  EXECUTIVE COMPENSATION

-----------------------------------------------------------------------------

         The following table sets forth information about compensation paid or accrued by the Company during the years ended December 31, 1998 and 1997 to the Company's officers and directors. None of the Executive Officers of the Company earned more than $100,000 during the years ended December 31, 1998 and 1997.

                           Summary Compensation Table

                                                         Long Term Compensation
                                            ----------------------------------------------
                      Annual Compensation         Awards                       Payouts
                     ---------------------  ------------------             ---------------
                                              (e)                   (g)
                                             Other     (f)      Securities           (i)
 (a)                                        Annual  Restricted  Under-       (h)    Other
Name and                       (c)    (d)   Compen- Stock       Lying      LTIP     Compen-
Principal             (b)    Salary  Bonus  sation  Awards      Options/   Payouts  sation
Position              Year   $       ($)     ($)     ($)         SARs(#)   ($)      ($)
--------             ------  ------  -----  ------  ----------  ---------- ------- -------

Grant N. Dion
President              1998  $ None $ None $ None     $ None        None     None     None
and Director           1997  $ None $ None $ None     $ None        None     None     None

William Larry Owen
Secretary and          1998  $ None $ None $ None     $ None        None     None     None
a Director             1997  $ None $ None $ None     $ none        None     None     None

Terry W. Mueller
Director               1998  $ None $ None $ None     $ None        None     None     None
                       1997  $ None $ None $ None     $ none        None     None     None

--------------------------------------------------------------------------------

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

--------------------------------------------------------------------------------

         During the past two (2) years, the Company has not entered into a transaction with a value in excess of $60,000 with a director, officer or beneficial owner of 5% or more of the Company's capital stock, except as follows:

         On or about June 29, 1998, the Company issued 500,000 shares of its capital stock to Terry Mueller in exchange for $500 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. Such shares also are subject to a Pooling Agreement with the Company which provides that:

         i.       One year from the date of the  Agreement,  ten  percent of the

                  Shares will be issued to the Shareholders and be deemed to be free trading unless the Shares are restricted by the Regulatory Bodies having jurisdiction over the affairs of the Company; and

         ii. Each and every month, starting from the thirteenth month from the date of signing of the Agreement, five percent of the remaining balance of the Shares, after the release of ten percent of the Shares noted (I.) Above have been made, will be released to the Shareholder until such time as all the Shares have been released.

         On May 26, 1998, the Company entered into a Purchase Agreement with Garth Johnson. Pursuant to that agreement, the Company acquired from Mr. Johnson 600 hectares of mineral claims on the salt flats known as Piedra Parada Salar and more specifically described as the Constelacion Duo and Constelacion Cuatro for the following consideration:

                  a. The Company will pay Johnson the cost of staking and recording of the claims the sum of $85,000 by no later than June 30, 1998;

                  b. The Company has granted Johnson a 3% net smelter royalty which the Company can buy from Johnson for the sum of $2,000,000 at any time prior to or during production of the claims and all royalty payments shall apply to reduce the $2,000,000 purchase price of the net smelter royalty; and

                  c. The Company agreed to issue to Johnson 800,000 shares of the Company's capital stock, having the equivalent market value of $500,000, of which 150,000 shares will be free trading and 650,000 shares will be restricted under Rule 144 and subject to a Pooling Agreement.

         In consideration for the above, Johnson agreed to:

                  i. Commence and complete staking, site engineering, the Mensura, being the equivalent to a legal survey, and filing the inscription of Mensura in the Conservator of Mines for Chile and will negotiate on behalf of the Company the balance of 50% of the Constelacion Group held by a third party known personally to Johnson which will give the Company 98% of the Constelacion claim block (Con 1-4) for an area of approximately 1200 hectares;

                  ii. Transfer title to the claims within 60 days of receiving the final cash payment towards the staking and recording of the claims;

                  iii. Assist the Company and its engineers by providing assistance and any and all geological and engineering documents, including, but not limited to maps, reports, assays, studies available on the claims or their surrounding area; and

                  iv. Immediately enter into a Pooling Agreement with the Company regarding the 650,000 shares issued to him out of the 800,000 shares noted above.


--------------------------------------------------------------------------------

ITEM 8.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

--------------------------------------------------------------------------------

         The Company is registering all of its issued and outstanding shares of its capital stock with a par value of One Mill ($0.001) per share. On December 31, 1998, there were 11,422,000 shares of stock issued and outstanding.

Capital Stock

         Each of the holders of record of stock is entitled to one (1) vote per share thereof at all shareholder meetings for all purposes, including the election of the Company's directors and all other matters submitted to such holders for a vote of stockholders; to share ratably in all dividends, when, as, and if declared by the Company's Board of Directors from funds legally available therefor; and to share ratably in all assets available for distribution to holders of record of capital stock upon liquidation or dissolution after the payment of all debts and other liabilities. Shares of common stock are not redeemable and the holders have no conversion rights, pre-emptive or other rights to subscribe to or purchase additional shares in the event of a subsequent offering. The common stock does not carry cumulative voting rights. All issued and outstanding shares of common stock are fully-paid and non-assessable.

         There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially may follow a policy of retaining earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial condition at the time.

         The Company may, if approved at the general meeting of shareholders, resolve to authorize the Board of Directors to declare and pay dividends to the Company's shareholders in the form of bonus shares. The shareholders would receive bonus shares in lieu of cash dividends, if any, declared and paid by the Company.

         "Anti-Takeover"  Provisions.  Although  the Board of  Directors  is not
presently  aware  of  any  takeover  attempts,   the  Company's  Certificate  of

Incorporation and By-laws contain certain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage, or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction or series of transactions. These provisions were adopted unanimously by the Board of Directors and approved by the stockholders of the Company.

         Authorized but Unissued Shares. The Company has authorized 50,000,000 shares of common stock. These shares were authorized for the purpose of providing the Board of Directors of the Company with as much flexibility as possible to issue additional shares for proper corporate purposes including equity financing, acquisitions, mergers, stock dividends, stock splits, stock options and other purposes. The Company has no agreements, commitments or plans at this time for the sale or use of its shares of common stock except as described herein. Through March 31, 1998, the Company had issued 11,422,000 shares of stock.

         No Cumulative Voting. The Company's Certificate of Incorporation and By-laws do not contain any provisions for cumulative voting. Cumulative voting entitles stockholders to as many votes as equal the number of shares owned by such holder multiplied by the number of directors to be elected. A stockholder may cast all these votes for one candidate or distribute them among any two or more candidates. Thus, cumulative voting for the election of directors allows a stockholder or group of stockholders who hold less than fifty percent (50%) of the outstanding shares voting to elect one or more members of a Board of Directors. Without cumulative voting for the election of directors, the vote of holders of a plurality of the shares voting is required to elect any member of a Board of Directors and would be sufficient to elect all the members of the Board of Directors being elected.

         General Effect of Anti-Takeover Provisions. The overall effect of these provisions may be to deter a future tender offer or other takeover attempt that some stockholders might view to be in their best interest as the offer might include a premium over the market price of the Company's capital stock at that time. In addition, these provisions may have the effect of assisting the Company's current management in retaining its position and place it in a better position to resist changes which some stockholders may want to make if dissatisfied with the conduct of the Company's business.

         Voting Rights. Except as set forth below, every holder of shares present in person or by proxy or by representative, attorney or proxy appointed under the Company's By-laws at a meeting of shareholders has one vote on a vote taken by a show of hands, and on a poll every holder of shares who is present in person or by proxy or representative has one vote for every fully paid share held by him, registered in each shareholder's name on the Company's stockholder list. Unless a poll is demanded, every question submitted to a meeting of holders of shares shall be decided by a show of hands of the shareholders present and entitled to vote. In the case of an equality of votes, in either a poll or a show of hands, the chairman shall have a second or casting vote. Notwithstanding the above, restrictions are imposed on voting rights in the following circumstances: (a) if two or more persons are registered as the holder of the share, the only one of the holders entitled to vote is the senior who tenders a vote, seniority being determined by the order of names in the company's list of stockholders; (b) if the terms upon which the shares was issued restrict the voting rights attaching to that share, the holder is entitled to vote only in accordance with the terms upon which that share was issued (neither any shares currently outstanding nor the common shares have restricted voting rights).

         Article II Section 5 of the Company's By-laws allows that the holders of a majority of the issued and outstanding shares of the common stock of the Company entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. All resolutions (e.g. resolutions for the election of directors, the approval of increase in authorized capital, approval of financial statements, amending the Articles of Incorporation and By-laws; authorizing liquidation or a going private transaction) require the affirmative vote of the holders of a majority of the issued and outstanding shares of the common stock of the Company entitled to vote.

         Not less than ten days' notice of any general shareholders meeting, specifying the place, day and hour of the meeting, specifying the general nature of the business, shall be given to the shareholders.

         Article III Section 4 of the Company's By-laws allows that any director or the entire Board of Directors may be removed, at any time, with or without cause, by the holders of a majority of the shares then entitled to vote with or without a stockholders meeting.

         Certain Voting Requirements. The affirmative vote of the holders of a majority of the shares present at a shareholders meeting and entitled to vote generally constitutes shareholder approval or authorization of matters for which such approval or authorization is required. A sale or transfer of substantially all of the Company's assets, liquidation, merger, consolidation, reorganization or similar extraordinary corporate action generally requires the affirmative vote of a majority of the shares outstanding and entitled to vote thereon.

         Restricted Shares. Restricted shares may not be sold unless they are registered or are sold pursuant to an applicable exemption from registration, including pursuant to Rule 144.

         Reports to Shareholders. The Company intends to furnish its shareholders with annual reports containing financial statements for each fiscal year containing unaudited summary financial information and such other periodic reports as it may deem appropriate or as required by law.

PART II
--------------------------------------------------------------------------------

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

--------------------------------------------------------------------------------


Market Information:

         The common stock of the Company currently is not trading on any exchange. Management anticipates that the Company's shares will be qualified on the system of the National Association of Securities Dealers, Inc. ("NASD") known as the Bulletin Board.

         There has been no market for the Company's stock in the last two years. Accordingly, the Company has no range of high and low bid prices for the Company's common stock to report.

         There is no public market for the shares of the Company and there can be no assurance that an active public market for the shares will develop or be sustained. IN addition, the shares of the Company are subject to various governmental and regulatory body rules which affect the liquidity of the shares.

Holders:

         There were approximately 45 holders of record of the Company's common stock as of May 24, 1999.

Dividends:

         The Company has never paid cash dividends on its stock and does not intend to do so in the foreseeable future. The Company currently intends to retain its earnings for the operation and expansion of its business. The Company's continued need to retain earnings for operations and expansion are likely to limit the Company's ability to pay dividends in the future.


--------------------------------------------------------------------------------

ITEM 2.  LEGAL PROCEEDINGS

--------------------------------------------------------------------------------

         The Company is not party to, and none of the Company's property is subject to, any pending or threatened legal, governmental, administrative or judicial proceedings that will have a materially adverse effect upon the Company's financial condition or operation.

--------------------------------------------------------------------------------

ITEM 3.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

--------------------------------------------------------------------------------

         There have been no disagreements with the Company's independent accountants over any item involving the Company's financial statements. The Company's independent accountants are Andersen, Andersen & Strong, L.C., Certified Public Accountants, 941 East 3300 South, Suite 202, Salt Lake City, Utah 84106.


--------------------------------------------------------------------------------

ITEM 4.  RECENT SALES OF UNREGISTERED SECURITIES

--------------------------------------------------------------------------------

         On or about June 29, 1998, the Company issued 4,000,000 shares of its capital stock to RFC International Corp. in exchange for $4,000 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 500,000 shares of its capital stock to Terry Mueller in exchange for $500 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. Such shares also are subject to a Pooling Agreement with the Company which provides that:

         i. One year from the date of the Agreement, ten percent of the Shares will be issued to the Shareholders and be deemed to be free trading unless the Shares are restricted by the Regulatory Bodies having jurisdiction over the affairs of the Company; and

         ii. Each and every month, starting from the thirteenth month from the date of signing of the Agreement, five percent of the remaining balance of the Shares, after the release of ten percent of the Shares noted (I.) Above have been made, will be released to the Shareholder until such time as all the Shares have been released.

         On or about June 29, 1998, the Company issued 800,000 shares of its capital stock to Garth Johnson in connection with the agreement between Johnson and the Company dated May 26, 1998 and described in Item 7 above. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 5,000 shares of its capital stock to Karen Mueller in exchange for $500 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 5,000 shares of its capital stock to Margaret Mueller in exchange for $500 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 2,500 shares of its capital stock to Jason Mueller in exchange for $250 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 2,500 shares of its capital stock to David Mueller in exchange for $250 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 2,500 shares of its capital stock to Lucy Owen in exchange for $250 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued 2,500 shares of its capital stock to Mark Owen in exchange for $250 in cash. Such shares were issued pursuant to the exemption from registration under Section 4(2) of the Securities Act of 1933, as amended.

         On or about June 29, 1998, the Company issued the following listed shares to the individuals listed for the consideration of $0.10 per share. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933, as amended and an appropriate Form D was filed in connection with the issuance of these shares:

         Registered Owner                                   No. Shares
         ----------------                                   ----------
         Jack Forbes                                           5,000
         Howard Guerin                                         5,000
         Victor Hobart                                         5,000
         Jamish McPhee                                         5,000
         Harry Van Tol                                         5,000
         Greg Van Tol                                          5,000
         Richard Perkins                                      10,000
         Jan Behm                                              5,000
         Gordon Ross Krushinsky                                2,500
         Carol D. Krushinsky                                   2,500

         Lucy Owen                                             2,500
         Robert C. Krushinsky                                  5,000
         James Ingram                                          5,000
         Herb Sievers                                          5,000
         Gary V. Sweezey                                       5,000
         Douglas Inc.                                      1,000,000
         Corporate House S.A.                              1,000,000
         Peregrine Corporation                             1,000,000
         Scovest Financial Ltd.                            1,000,000
         Bond Mercantile Limited                           1,000,000
         Commodore Management Corp.                        1,000,000

         The 1,000,000 shares issued to Commodore Management Corp. are subject to a Pooling Agreement with the Company which provides:

         i. One year from the date of the Agreement, ten percent of the Shares will be issued to the Shareholders and be deemed to be free trading unless the Shares are restricted by the Regulatory Bodies having jurisdiction over the affairs of the Company; and

         ii. Each and every month, starting from the thirteenth month from the date of signing of the Agreement, five percent of the remaining balance of the Shares, after the release of ten percent of the Shares noted (I.) Above have been made, will be released to the Shareholder until such time as all the Shares have been released.

         On or about November 23, 1998, the Company issued the following listed shares to the individuals listed for the consideration of $0.10 per share. These shares were issued in accordance with the exemption from registration provided by Rule 504 of Regulation D of the Securities Act of 1933, as amended, and an appropriate Form D was filed in connection with the issuance of these shares.

         Registered Owner                                   No. Shares
         ----------------                                   ----------

         Richard T. Hethey                                    25,000
         Christopher Begin                                     1,300
         Sandra Begin                                          1,200
         Deborah Dion                                          1,000
         Trevor Dion                                           1,500
         Tracy Toms                                            1,000
         Stephen Toms                                          1,000

--------------------------------------------------------------------------------

ITEM 5.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

--------------------------------------------------------------------------------

         Section 78.751 of the Nevada General Corporation Law allows the Company to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of any corporation, partnership, joint venture, trust or other enterprise. The Company may advance expenses in connection with defending any such proceeding, provided the indemnitee undertakes to pay any such amounts if it is later determined that such person was not entitled to be indemnified by the Company.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART F/S
--------------------------------------------------------------------------------

Financial Statements

--------------------------------------------------------------------------------

         The following financial statements and pro forma information are filed with this Form 10-SB:

                           CAN-EX MINERALS CORPORATION

                         FINANCIAL STATEMENTS AND REPORT

                   OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

                      March 31, 1999 and December 31, 1998

Board of Directors
Can-Ex  Minerals Corporation
Vancouver B. C. Canada

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have audited the accompanying balance sheet of Can-Ex Minerals Corporation (a development stage company) at March 31, 1999 and December 31. 1998, and the statement of operations, stockholders' equity, and cash flows for the three months ended March 31, 1998 and the year ended December 31, 1998 and the period from December 15, 1997 to December 31, 1997 and the period from December 15, 1997 (date of inception) to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Can-Ex Minerals Corporation at March 31, 1999 and December 31, 1998, and the results of operations, and cash flows for the three months ended March 31, 1999 and the year ended December 31, 1998 and the period from December 15, 1997 to December 31, 1997 and the period from December 15, 1997 (date of inception) to March 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is in the development stage and does not have the necessary working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 5. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Salt Lake City, Utah
April 20, 1999

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                                 BALANCE SHEETS
                      March 31, 1999 and December 31, 1998

====================================================================================================
                                                                          March 31,     December 31,
                                                                            1999            1998
                                                                          ---------      ---------
ASSETS

CURRENT ASSETS

   Cash                                                                   $  12,112      $  19,077
                                                                          ---------      ---------

   Total Current Assets                                                      12,112         19,077
                                                                          ---------      ---------

OTHER ASSETS

    Mineral claims - Note 2 & 3                                              85,000         85,000
                                                                          ---------      ---------

                                                                          $  97,112      $ 104,077
                                                                          =========      =========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES

   Accounts payable                                                       $   5,341      $     104
   Accounts payable - related parties                                       152,615        100,326
                                                                          ---------      ---------

       Total Current Liabilities                                            157,956        100,430
                                                                          ---------      ---------

STOCKHOLDERS' EQUITY

   Common stock
     50,000,000 shares authorized  at $0.001 par
   value; 11,422,000 shares issued and outstanding                           11,422         11,422

    Capital in excess of par value                                           12,078         12,078

    Deficit accumulated during the development stage                        (84,344)       (19,853)
                                                                          ---------      ---------

       Total Stockholders' Equity                                           (60,844)         3,647
                                                                          ---------      ---------

                                                                          $  97,112      $ 104,077
                                                                          =========      =========


                   The accompanying notes are an integral part
                         of these financial statements.

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF OPERATIONS
 For the Three Months Ended March 31, 1999 and the Year Ended December 31, 1998 and the Period December 15, 1997 to December 31, 1997, and the
         Period December 15, 1997 (date of inception) to March 31, 1999

================================================================================================

                                 Mar. 31,         Dec. 31,      Dec. 15 1997     Dec. 15, 1997
                                  1999              1998       to Dec. 31 1997  to Mar. 31, 1999
                              ------------      ------------   ---------------  ----------------
REVENUES                      $       --        $       --        $   --       $       --

EXPENSES                            64,491            19,853          --             84,344
                              ------------      ------------   ---------------  ----------------

NET LOSS                      $    (64,491)     $    (19,853)     $   --       $    (84,344)
                              ------------      ------------   ---------------  ----------------


NET LOSS PER COMMON SHARE

   Basic                      $      (.005)     $       --
                              ------------      ------------


AVERAGE OUTSTANDING SHARES

   Basic                        11,422,000         5,700,000
                              ------------      ------------


                   The accompanying notes are an integral part
                         of these financial statements.

                                      -29-

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
            For the Period from December 15, 1997 (Date of Inception)
                                to March 31, 1999

===========================================================================================================
                                                                                 Capital in
                                                          Common Stock           Excess of      Accumulated
                                                     Shares         Amount       Par Value        Deficit
                                                   ----------     ----------     ----------     -----------
Balance December 15,  1997 (date of inception)           --       $     --       $     --       $     --

Net operating loss December 15 to
   December 31, 1997                                     --             --             --             --

Issuance of common stock for cash                   4,000,000          4,000           --             --
   at $.001 - June 16, 1998

Issuance of common stock for cash
   at $.001 - June 20, 1998                           500,000            500           --             --

Issuance of common stock for expenses
   at $.001 - June 20, 1998                           800,000            800           --             --

Issuance of common stock for cash
   at $.001 - June 23, 1998                         6,000,000          6,000           --             --

Issuance of common stock for cash
   at $.10 - June 27, 1998                             90,000             90          8,910           --

Issuance of common stock for cash
   at $.10 - October 16, 1998                          32,000             32          3,168           --

Net operating loss for the year
   ended December 31, 1998                               --             --             --          (19,853)
                                                   ----------     ----------     ----------     ----------

Balance December 31, 1998                          11,422,000         11,422         12,078        (19,853)

Net operating loss for three months
   ended March 31, 1999                                  --             --             --          (64,491)
                                                   ----------     ----------     ----------     ----------

Balance March 31, 1999                             11,422,000     $   11,422     $   12,078     $  (84,344)
                                                   ==========     ==========     ==========     ==========


                   The accompanying notes are an integral part
                         of these financial statements.

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
                For the Three Months Ended March 31, 1999 and the
                   Year Ended December 31, 1998 and the Period
                 December 15, 1997 to December 31, 1997 and the
         Period December 15, 1997 (date of inception) to March 31, 1999

================================================================================

                                                    Mar. 31,         Dec. 31,   Dec. 15, 1997     Dec. 15, 1997
                                                      1999             1998    to Dec. 31, 1997  to Mar. 31, 1999
                                                   ---------        ---------  ----------------  ----------------
CASH FLOWS FROM
   OPERATING ACTIVITIES
   Net loss                                        $ (64,491)       $ (19,853)       $    --         $ (84,344)

   Adjustments to reconcile net loss to
       net cash provided by operating
       activities

   Changes in current assets and liabilities
       Accounts payables                               7,526            2,947             --            10,473

   Issuance of common stock for expenses                 800             --                800


          Net Cash used by Operations                (56,965)         (16,106)            --           (73,071)
                                                   ---------        ---------        ---------       ---------

CASH FLOWS FROM INVESTING
   ACTIVITIES:

    Purchase of mineral claims                          --            (85,000)            --           (85,000)
                                                   ---------        ---------        ---------       ---------


CASH FLOWS FROM FINANCING
   ACTIVITIES:

    Proceeds from loan - related party                50,000           97,483             --           147,483
    Proceeds from issuance of common stock              --             22,700             --            22,700
                                                   ---------        ---------        ---------       ---------

   Net Change  in Cash                                (6,965)          19,077             --            12,112

   Cash at Beginning of Period                        19,077             --               --              --
                                                   ---------        ---------        ---------       ---------
   Cash at End of Period                           $  12,112        $  19,077        $    --         $  12,112
                                                   =========        =========        =========       =========



SCHEDULE OF NONCASH OPERATING ACTIVITIES

Issuance of 800,000 common shares for expenses - 1998                                                $     800
                                                                                                     ---------


                   The accompanying notes are an integral part
                         of these financial statements.

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS

================================================================================

1. ORGANIZATION

The Company was incorporated under the laws of the State of Nevada on December 15, 1997 with authorized common stock of 50,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties. At the report date a mineral property had been acquired. (see note
3).

Since its inception the company has completed Regulation D offerings of 182,000 shares of its common capital stock for cash.

The Company is in the development stage.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods
------------------

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy
---------------

The Company has not yet adopted a policy regarding payment of dividends.

Income Taxes
------------

On December 31, 1998, the Company had a net operating loss carry forward of $19,853. The tax benefit from the loss carry forward has been fully offset by a valuation reserve because the use of the future tax benefit is doubtful since the Company has no operations.

The loss carryforward expires in the year 2019.

Earnings (Loss) Per Share
-------------------------

Earnings (loss) per share amounts are computed based on the weighted average number of shares actually outstanding using the treasury stock method in accordance with FASB statement No. 128.

Cash and Cash Equivalents
-------------------------

The Company considers all highly liquid instruments purchased with a maturity, at the time of purchase, of less than three months, to be cash equivalents.

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

================================================================================

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Foreign Currency Translation
----------------------------

The transactions of the Company completed in Canadian dollars have been translated to US dollars. Assets and liabilities are translated at the year end exchange rates and the income and expenses at the average rates of exchange prevailing during the period reported on.

Amortization of Capitalized Mining Claim Costs
----------------------------------------------

The Company will use the successful efforts method to amortize the capitalized costs of any mineral claims it acquires, which provides for capitalizing the purchase price of the project and the additonal costs directly related to proving the properties, and amortizing these amounts over the life of the mineral deposit. All other costs will be expensed as incured. Unamortized capitalized costs will be expensed if the property is is shown to have an impairment in value or proven to be of no value.

Environmental Requirements
--------------------------

At the report date environmental requirements related to the mineral claims acquired (note 3) are unknown and therefore an estimate of any future cost cannot be made.

Financial Instruments
---------------------

The carrying amounts of financial instruments, including cash, mineral claims, and accounts payable are considered by management to be their estimated fair values. These values are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Estimates and Assumptions
-------------------------

Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing these financial statements.

3. MINERAL CLAIMS

On May 26, 1998 the company acquired a 98% interest in staked mineral claims, from a related party, consisting of 600 hectares and known as the Piedra Parada Salar Mineral Claims located in Region 111 in the nothern part of the Republic of Chile for payments of $85,000. The purchase agreement provides for a 3% net smelter royalty due to the transferor with a right to purchase the royalty by the Company for $2,000,000 with any royalty payments made to apply against the purchase price.

                           CAN-EX MINERALS CORPORATION
                          (A Development Stage Company)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

================================================================================

4. RELATED PARTY TRANSACTIONS

Related parties have acquired 42% of the common stock.

The officers and directors of the Company are involved in other business activities and they may, in the future, become involved in additional business ventures which also may require their attention. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has formulated no policy for the resolution of such conflicts.

5. GOING CONCERN

Continuation of the Company as a going concern is dependent upon obtaining the additional working capital necessary for its planned activity and the management of the Company has developed a strategy, which it believes will accomplish this objective through additional equity funding, and long term financing, which will enable the Company to operate in the future.

Management recognizes that, if it is unable to raise additional capital, the Company cannot operate in the future.

PART III

--------------------------------------------------------------------------------

ITEM 1.  Index to Exhibits

--------------------------------------------------------------------------------

         The following exhibits are filed with this Form 10-SB:

Assigned Number Description
---------------------------

(2)             Plan of acquisition, reorganization, arrangement, liquid, or
                succession:      None

(3)(ii)         By-laws of the Company: Included

(4)             Instruments defining the rights of holders including indentures:
                None

(9)             Voting Trust Agreement:   None

(10)            Material Contracts:  None

(11)            Statement   regarding   computation   of  per   share
                earnings:   Computations   can  be  determined   from
                financial statements.

(16)            Letter on change in certifying accountant:   None

(21)            Subsidiaries of the registrant:   None

(24)            Power of Attorney:   None

(27)            Financial Data Schedule:   Included

(99)            Additional Exhibits:   None

--------------------------------------------------------------------------------

                                   SIGNATURES

--------------------------------------------------------------------------------


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: May 28, 1999.
      --------------

                                            CAN-EX MINERALS CORPORATION



                                            By: /s/ Grant N. Dion
                                               ---------------------------------
                                                    Grant N. Dion
                                                    President



                                            By: /s/ William L. Owen
                                               ---------------------------------
                                                    William L. Owen
                                                    Secretary